EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-1132, 33-3645, 33-58921, 333-166837, 333-197631, and 333-268096 on Form S-8 of Avery Dennison Corporation of our report dated June 16, 2026 appearing in this Annual Report on Form 11-K of Avery Dennison Corporation Employee Savings Plan for the year ended December 31, 2025.

/s/ Crowe LLP

Oakbrook Terrace, Illinois
June 16, 2026